Exhibit 99.1

Mobix Labs Announces $4 Million Private Placement Priced At-the-Market Under Nasdaq Rules

IRVINE, Calif.— July 23, 2024, Mobix Labs Inc. (Nasdaq: MOBX), a leader in advanced connectivity solutions, today announced that it has entered into definitive agreements for the issuance and sale of an aggregate of 2,877,698 shares of its Class A common stock (or Class A common stock equivalents in lieu thereof), series A warrants to purchase up to 2,877,698 shares of Class A common stock and short-term series B warrants to purchase up to 2,877,698 shares of Class A common stock at a purchase price of $1.39 per share (or per Class A common stock equivalent in lieu thereof) and accompanying warrants in a private placement priced at-the-market under Nasdaq rules. The series A warrants and short-term series B warrants will have an exercise price of $1.39 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares Class A common stock upon exercise of the warrants (the “Stockholder Approval”). The series A warrants will expire five years from the Stockholder Approval and the short-term series B warrants will expire twelve months from the Stockholder Approval. The closing of the offering is expected to occur on or about July 24, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the private placement.

The gross proceeds to the Mobix Labs from the offering are expected to be approximately $4 million, before deducting the placement agent’s fees and other offering expenses payable by Mobix Labs, and excluding the proceeds, if any, from the exercise of the warrants. Mobix Labs currently intends to use the net proceeds from the offering for working capital, for potential future acquisitions and operational expenses associated therewith.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the securities described above, including the shares of common stock underlying the warrants, may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to a registration rights agreement, Mobix Labs has agreed to file a resale registration statement covering the securities described above.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mobix Labs, Inc.

Based in Irvine, California, Mobix Labs is a fabless semiconductor company delivering advanced wireless and wired connectivity, RF, imaging, switching and filtering technologies for next-generation communication systems. Our solutions support aerospace, defense, 5G, medical, industrial and other high-reliability markets. We specialize in mmWave radar and imaging for commercial applications, electromagnetic interference (EMI) solutions for secure aerospace GPS systems, optical cables for high-speed interconnect and AI datacenters, and high frequency 5G wireless solutions for high performance and reliability in demanding applications. Visit mobixlabs.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements related to the completion of the private placement, the satisfaction of customary closing conditions related to the private placement, the receipt of Stockholder Approval and the intended use of proceeds therefrom are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Mobix Labs may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include the inability to develop technology in connection with the systems provided by RaGE Systems to its customers; the inability to meet future capital requirements and risks related to Mobix Labs’ ability to raise additional capital; the risk that Mobix Labs is unable to successfully commercialize its products and solutions, or experience significant delays in doing so; the risk that Mobix Labs may not be able to generate income from operations in the foreseeable future; the risks concerning Mobix Labs’ ability to continue as a going concern; the inability to maintain the listing of Mobix Labs’ securities on Nasdaq; the risk that the price of Mobix Labs’ securities may be volatile due to a variety of factors, including changes in the highly competitive industries in which Mobix Labs operates, variations in performance across competitors, changes in laws, regulations, technologies, the global supply chain, and macro-economic and social environments affecting Mobix Labs’ business and changes in the combined capital structure; the risk that Mobix Labs experiences difficulties in managing its growth and expanding operations; the risk that Mobix Labs may not be able to consummate planned strategic acquisitions, or fully realize anticipated benefits from past or future acquisitions or investments; the risk that litigation may be commenced against Mobix Labs; the risk that Mobix Labs’ patent applications may not be approved or may take longer than expected, and Mobix Labs may incur substantial costs in enforcing and protecting its intellectual property; Mobix Labs’ reliance on a limited number of customers and retaining those customers; market and other conditions, the impact of health epidemics, such as the COVID-19 pandemic, on Mobix Labs’ business and industry and the actions Mobix Labs may take in response thereto and to other geopolitical concerns; and in some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024, and in any subsequent filings with the SEC. All information provided in this press release is as of the date of this press release, and Mobix Labs undertakes no duty to update such information, except as required under applicable law.

Contacts

Media Contact:
Jeff Fox, The Blueshirt Group
jeff@blueshirtgroup.com

Investor Contact:
Lori Barker, The Blueshirt Group
lori@blueshirtgroup.com